December 2, 2011

Mr. Tim DeHerrera

7396 Centennial Glen Drive

Colorado Springs, CO 80919

RE: Chairman / Sole Director, Grid Petroleum Corp.

Dear Mr. DeHerrera:

Grid is pleased to inform you. that our organization has approved entering into an employment/consulting agreement with you subject to the following terms and conditions:

Position: The position will be Chairman of the Board and a sole member of the Board of Directors.

Reports To: You will report directly to the Board of Directors of Grid Petroleum Corp.

Responsibilities: Your responsibilities will include the following:

  - Development of Management Strategy and Corporate Vision
  - Review and Development of Business Strategies
  - Organizational and Personnel. Development
  - General Review and Development of Corporate Material
  - Corporate and Client Company Restructuring
  - Review and assisting in preparation of corporate filings

Compensation: The company will pay you an annual consulting fee of $90,000 US payable as follows; $7,500 per month for months 1-12 and $10,000 per mon.th for months 13-24. The parties agree that if Grid does not have the capital available to compensate the cash portion of this agreement DeHerrera shall accumulate any unpaid balance as insider debt and have the option of converting into common stock at $ .01 per share. As additional compensation for services Grid shall issue to DeHerrera common stock in the company equal up to an. amount of 12~000,000 shares upon signing this agreement and an additional 12,000,000 on December 2012 year two of agreement. Upon a reverse of the common stock of the company this second 12,000,000 shall be reduced at the same ratio.

Term: This agreement shall continue for two years.

Agreement Begins: We would like to start this agreement on December 3rd to continue for two years as above mentioned.

On behalf of Grid Petroleum Corp., we are very excited for the opportunity to work with you.

Yours Truly,

Tim DeHerrera

Sole Director / Chairman

Grid Petroleum Corp.

Agreed to on this day: December 2, 2011

/s/ Tim DeHerrera

Tim DeHerrera on behalf of Grid Petroleum Corp.

December 2, 2011

/s/ Tim DeHerrera

Signed: Tim DeHerrera

December 2, 2011

Confirmed and Validated:

/s/ James Powell

Signed: James Powell on behalf of Grid Petroleum Corp.

President

December 2, 2011